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                                                                   Exhibit 23.03


                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of ATMI, Inc. of our report dated May 17, 1997, except for the last paragraph of Note 3 which is as of July 29, 1997 and the last paragraph of Note 6 which is as of December 18, 1997 relating to the combined financial statements of Lawrence Semiconductor Laboratories, Inc. and Affiliate, which appears in such Prospectus. It should be noted, however, that such financial statements are not presented separately in such Form S-4. We also consent to the reference to us under the headings "Experts" in such Prospectus.

/s/ Price Waterhouse LLP


Price Waterhouse LLP
Phoenix, Arizona
April 27, 1998